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                                                                     EXHIBIT 5.1




O'SULLIVAN LLP
                                                            30 Rockefeller Plaza
                                                              New York, NY 10112

                                                                  (212) 408-2400
                                                              FAX (212) 408-2420
                                                            www.osullivanllp.com



                                        April 18, 2002


Pliant Corporation
1515 Woodfield Road, Suite 600
Schaumburg, Illinois 60173

Ladies and Gentlemen:

                  We have acted as special counsel to Pliant Corporation, a Utah Corporation (the "Issuer"), in connection with the Issuer's offer (the "Exchange Offer") to exchange up to $100,000,000 principal amount of the Issuer's 13% Senior Subordinated Notes due 2010 that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed (the "Guarantees") by each of Pliant Corporation International, a Utah corporation, Pliant Film Products of Mexico, Inc., a Utah corporation, Pliant Solutions Corporation, a Utah corporation, Pliant Packaging of Canada, LLC, a Utah limited liability company, Uniplast Holdings, Inc., a Delaware corporation, Uniplast U.S, Inc., a Delaware corporation, Turex, Inc., a Rhode Island corporation, Pierson Industries, Inc., a Massachusetts corporation, and Uniplast Midwest, Inc., an Indiana corporation (collectively, the "Note Guarantors"), for a like principal amount of any or all of the Issuer's outstanding 13% Senior Subordinated Notes due 2010 (the "Old Notes"), which Old Notes have also been guaranteed by each of the Note Guarantors.

                  We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

                  For purposes of our opinion, we have assumed that the Issuer and each of the Note Guarantors (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has the corporate or limited liability company power and corporate or limited liability company authority to consummate the Exchange Offer and the transactions contemplated thereby, including the execution, delivery and performance of its obligations under the New Notes or the Guarantees of the New Notes, as the case may be, (iii) has taken all requisite corporate or limited liability company action to authorize the performance of the Exchange Offer and the transactions contemplated thereby, including the execution, delivery and performance of its obligations under the New Notes or the Guarantees of the New Notes, as the case may be, and (iv) will duly execute and deliver the New Notes and any other documents necessary to effect the Exchange Offer.
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Pliant Corporation
1515 Woodfield Road, Suite 600
Schaumburg, Illinois 60173
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                  Upon the basis of the foregoing, we are of the opinion that:

                  1. When the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture dated as of April 10, 2002 (the "Indenture") among the Issuer, the Note Guarantors and The Bank of New York, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.

                  2. When the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees will be the valid and binding obligations of the Note Guarantors enforceable against the Note Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.

                  We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 being filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the two forms of prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                  This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                        Very truly yours,



                                        O'SULLIVAN  LLP